Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors of Hawkins, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-87582 on Form S-8 relating to the Hawkins, Inc. Employee Stock Purchase Plan, as Amended and Restated, No. 333-172761 on Form S-8 relating to Hawkins, Inc. Employee Stock Purchase Plan, No. 333-123080 on Form S-8 relating to the Hawkins, Inc. 2004 Omnibus Stock Plan, and No. 333-174735 on Form S-8 relating to the Hawkins, Inc. 2010 Omnibus Incentive Plan of our report dated May 31, 2018, with respect to the consolidated balance sheets of Hawkins, Inc. as of April 1, 2018 and April 2, 2017, the related consolidated statements of (loss) income, comprehensive (loss) income, shareholders’ equity, and cash flows for each of the years in the three-year period ended April 1, 2018, and the related notes and the effectiveness of internal control over financial reporting as of April 1, 2018, which report appears in the April 1, 2018 annual report on Form 10-K of Hawkins, Inc.

/s/ KPMG LLP
Minneapolis, Minnesota
May 31, 2018